Exhibit 99.1 - Press Release of Advanced Photonix, Inc. dated 11/7/03

                                               Contact:  Advanced Photonix, Inc.
                                                 Susan A. Schmidt (805) 987-0146

                           ADVANCED PHOTONIX, INC. (R)
                     REPORTS SECOND QUARTER FY 2004 RESULTS
Camarillo, California, November 7, 2003 --

Advanced Photonix, Inc.(R)(ASE: API) today reported its second quarter FY 2004 results.

Net sales for the second quarter ended September 28, 2003 were $3.26 million, an increase of 77% from $1.84 million reported in the second quarter of the previous year. Net sales for the six months ended September 28, 2003 increased 74% to $5.90 million, as compared to $3.39 million in the same period of the prior year. The Company reported net income for the quarter of $226,000, or $.02 per share, and year to date net income of $338,000, or $.03 per share. For the same periods of the prior year, the Company reported net losses of ($232,000), or ($.02) per share, and ($255,000), or ($.02) per share, respectively.

As compared to the last fiscal year, the Company attributes the improved operating performance to the consummation and integration of the acquisitions made during the prior year. The Company reported that, as expected, it is now seeing greater diversity among revenues from its targeted market segments. Year to date, sales to the military/aerospace markets have increased 88% over the prior year and currently represent 38% of total revenues compared to 36% in fiscal 2003. Likewise, sales to the medical markets have also increased 88%, and represent 15% of total revenues compared to 14% in fiscal 2003. Sales to the automotive markets have increased 649%, and now represent 7% of total revenues compared to 1% in the prior year. As a percentage of sales, gross margins have remained steady at 34% year to date. Selling, general and administrative expenses have declined ten percentage points to 25% of total revenue, as compared to 35% in the previous year, due in large part to the Company's consolidation efforts.

Richard Kurtz, Chief Executive Officer of Advanced Photonix stated, "I am very proud of our entire API team; we are executing our plan and are meeting the challenges of the market and a competitive environment. We have accomplished a great deal in the first six months and we will continue to build on what we have started."

In announcing the results, Paul Ludwig, President of Advanced Photonix, commented "Our results in fiscal Q2 were on target. Our earnings were the result of a strong increase in sales, coupled with integration efficiencies resulting from our recent acquisitions. We are on course to achieve our 40% sales growth objective for fiscal 2004 aided in large part by increased purchases from key military customers. We are pleased to see a payoff of our engineering design efforts which have resulted in several new projects that will begin shipping later this fiscal year and into fiscal 2005 in our military, medical, and cargo/baggage scanning markets. The core of our progress is our workforce. Their responsiveness and customer focus is integral in driving our success."

Advanced Photonix, Inc.(R) is a leading supplier of innovative, silicon-based electro-optical products and design solutions to a global OEM customer base. Products include the patented Large Area Avalanche Photodiode (LAAPD) and FILTRODE(R) detectors, as well as PIN photodiodes. More information on Advanced Photonix can be found at http://www.advancedphotonix.com .

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.

                             Advanced Photonix, Inc.
                              Financial Highlights



(000 except share data)                             Three Months Ended                              Six Months Ended
                                        -------------------------------------------    -------------------------------------------
                                        September 28, 2003    September 29, 2002       September 28, 2003    September 29, 2002
                                        ------------------    ------------------       ------------------    ------------------
NET SALES                                      $3,256                $1,838                   $5,903                $3,386
GROSS PROFIT                                   $1,125                 $531                    $1,997                $1,162
  Percent to Net Product Shipments              35%                   29%                      34%                   34%
NET INCOME (LOSS)                               $226                 ($232)                    $338                 ($255)
BASIC NET INCOME (LOSS)                        $0.02                ($0.02)                   $0.03                ($0.02)
PER SHARE*
WEIGHTED   AVG.   NUMBER   OF   SHARES       13,449,000            12,251,000               13,428,000            12,249,000
OUTSTANDING
* The impact of dilutive shares is immaterial






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